Exhibit 23.3

June 29, 2020

Acasti Pharma Inc.

545 Promenade du Centropolis, Suite 100

Laval, Québec

Canada H7T 0A3

Re: Consent of Dr. André Marette

The Board of Directors of Acasti Pharma Inc.,

I hereby consent to the reference to my name and the inclusion of information, data and statements from the non-clinical studies to determine the effect of CaPre on (i) glucose and insulin metabolism in a prediabetes or type 2 diabetic setting and (ii) hyperlipidemia and hepatic metabolism in a prediabetes or type 2 diabetic setting (the “Studies”), as well as any citation of the Studies, in (i) Acasti Pharma Inc.’s (the “Company”) annual report on Form 10-K (“Annual Report”) dated June 29, 2020 for its fiscal year ended March 31, 2020 and (ii) the Company’s registration statements on Form S-8 (No. 333-191383 and No. 333-227476).

I further hereby consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

By:	/s/ André Marette
Name: Dr. André Marette